UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 24, 2008
Advanced Environmental Recycling Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-10367	71-0675758
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer Identification No.)
of incorporation or organization)

914 N Jefferson Street		72764
Springdale, Arkansas		(Zip Code)
(Address of Principal Executive Offices)
Registrant’s telephone number, including area code               (479) 756-7400
Not Applicable
(Former name and former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On July 24, 2008, the Company entered into an agreement with Weyerhaeuser Company under which Weyerhaeuser will, subject to the satisfaction of certain assignment conditions, assign to the Company the ChoiceDek trademark and related intellectual properties (the Marks), including websites and domain names. From January 1, 2009 until the time those assignment conditions are met, Weyerhaeuser will grant the Company a short-term license to use the Marks. ChoiceDek has been sold exclusively through Lowe’s stores since 2002.
     Assignment of the Marks is contingent upon the Company being awarded a two-year supply agreement with Lowe’s Companies, Inc., and is contingent upon the Company purchasing all ChoiceDek inventory from Weyerhaeuser prior to January 1, 2009. The Company is obligated to use commercially reasonable best efforts to assist Weyerhaeuser in selling certain of the inventory. Weyerhaeuser will transfer the Marks to the Company 90 days after receiving the final payment for the inventory. The current sales agreements with Weyerhaeuser will terminate on January 1, 2009, except that the Company will continue to indemnify Weyerhaeuser for certain liabilities related to products sold to consumers prior to January 1, 2009, as per the existing sales agreements.
ITEM 8.01 OTHER EVENTS
     As previously announced, the Company was recently sued by two separate groups seeking class action status and alleging defects in the Company’s decking products that make them susceptible to mold or mildew growth. The suits have been combined, and the parties have notified the court that a memorandum of understanding had been reached in regard to a compromise and settlement. A formal settlement agreement is in the process of being negotiated and finalized and will be filed with the court upon finalization. It is contemplated that the Company will self-administer a claim resolution process whereby various forms of relief will be offered to deck owners who file a claim within six months, with an annual cost limitation of $2 million in 2008, $2.75 million in 2009, $2.75 million in 2010, and if necessary, $2 million per year thereafter until the claim resolution process is completed. In addition, the Company will pay notice costs estimated to be $750,000 and will pay plaintiffs’ attorney fees totaling $1.75 million over 2008 and 2009.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
By:	/s/ JOE G. BROOKS
Joe G. Brooks,
Chairman and Chief Executive Officer

Date: July 30, 2008